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                                                         Exhibit 5.1




                                     July 28, 1997



Board of Directors
Virginia Gas Company
120 South Court Street
Abingdon, Virginia 24210

Dear Sirs and Madam:

         We have acted as counsel to Virginia Gas Company (the "Company") in connection with the Company's Registration Statement on Form SB-2 (Commission
File No. 333-              ) (the "Registration Statement"), filed herewith,
relating to the registration under the Securities Act of 1933, as amended, of the offering and sale of up to 2,300,000 (the "Shares") of the Company's Common Stock, par value $.001 per share ("Common Stock"). The Shares will be offered by Ferris, Baker Watts, Incorporated.

         As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as copies.

         Based on the foregoing and on such legal considerations as we deem relevant for purposes of this opinion, we are of the opinion that the Shares will, when sold, have been duly and validly authorized by all necessary corporate action by the Company and, assuming the due execution and delivery of the certificates for the Shares against payment therefor, the Shares will be validly issued, fully-paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                  Very truly yours,

                                  BRIGHT & BARNES
                                  A Professional Corporation